Exhibit 10.4

October 11, 2021

Michael A. Wichterich

Via Hand-Delivery and Email

Re:	Executive Chairman Appointment

Dear Mike:

On behalf of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), I am pleased to provide you with this letter memorializing the terms of your continued employment with the Company to serve as Executive Chairman of the Company, effective as of October 11, 2021, at which time you will no longer serve as Interim Chief Executive Officer of the Company. Your prior letter agreement, dated April 29, 2021, memorializing the terms of your employment with the Company to serve as Interim Chief Executive Officer of the Company is superseded by this letter in its entirety and shall be of no further force or effect after October 11, 2021.

During the period that you serve as Executive Chairman of the Company (the “Term”), as compensation for all services provided by you, you will be paid an annualized salary of $650,000, less applicable taxes and other withholdings, in accordance with the Company’s payroll practices in effect from time to time. In addition, you will receive annual equity awards with an aggregate grant date value based on $2,000,000 per annum (net of the $350,000 you were paid as Non-Executive Chairman the Company’s Board of Directors (the “Board”) in respect of your services through May 20, 2022). In respect of your service as Executive Chairman in 2021 (and after giving effect to the netting described above), you will receive the following equity awards under the Company’s Long Term Incentive Plan (the “LTIP”): (i) 1,520 restricted stock units reflecting a value of $92,671.25 that vest one-third on each of October 11, 2022, 2023 and 2024, (ii) 3,040 performance stock units reflecting a value of $185,342.50 that vest based on absolute total shareholder return from September 30, 2021 through September 30, 2024 and (iii) 1,520 performance stock units reflecting a value of $92,671.25 that vest based on relative TSR from September 30, 2021 through September 30, 2024, in each case, subject to the terms and conditions of the LTIP and applicable award agreement to be entered into between you and the Company. You will also remain eligible to participate in those benefit plans and programs that the Company makes available to its similarly situated employees from time to time, subject to the terms and conditions of the applicable plans and programs as in effect from time to time. During the Term, the outstanding restricted stock units granted to you on February 22, 2021 shall remain outstanding and eligible to vest pursuant to the terms and conditions set forth in the Restricted Stock Unit Award Agreement and Notice evidencing such award.

Your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of the Company for any particular period of time, and either you or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect from time to time.

Classification: DCL-Internal

We appreciate your dedication to the Company over the past several months and your willingness to assume this role, and we look forward to your continued contributions to the Company. To acknowledge the terms of your continued employment memorialized in this letter, please sign below.

Very truly yours,

CHESAPEAKE ENERGY CORPORATION

By	/s/ Benjamin E. Russ
Name:	Benjamin E. Russ
Title:	Executive Vice President – General Counsel and Corporate Secretary

AGREED AND ACCEPTED:

/s/ Michael A. Wichterich
Michael A. Wichterich